Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2016 on our audits of the consolidated financial statements of Paratek Pharmaceuticals, Inc. as of December 31, 2015 and for each of the two years in the period ended December 31, 2015, included in the Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to our firm in the caption “Experts”.

/s/ CohnReznick LLP

Tysons, Virginia

November 30, 2017